UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2008

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 4, 2008, a civil action was filed against three subsidiaries of YTB International, Inc. (the “Company”) and certain executive officers of the Company in the Superior Court of California, County of Los Angeles, by the California Attorney General. The complaint alleges that the defendants violated California’s unfair competition and advertising laws. The Company believes it has operated in full compliance with California law and intends to vigorously defend the case.

The complaint was filed after eighteen (18) months of dialogue, initiated by the Company with the Attorney General to discuss the implementation of a new California law’s potential effect on the Company’s business model. Throughout these discussions, which broadened over time, the Company has consistently cooperated with the state’s information requests and provided detailed evidence in face-to-face meetings explaining how and why the Company’s business model is in full compliance with California law. The parties recently came to a standstill and the August 4, 2008 complaint is a result of this standstill. The Company believes it has meritorious defenses to the claims, intends to advocate its position aggressively, and believes it will ultimately prevail in the case.

Scott Tomer, CEO of the Company, stated “we are disappointed that the state has decided to take this action.  We firmly believe that the facts in this matter support our position and our legal counsel has advised us that our position is strong.  The Company will vigorously defend this matter and we look forward to having the courts decide the merits of our case”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: August 5, 2008	By:	/s/ John Clagg

Name: John Clagg Title: Chief Financial Officer and Treasurer